                            STORAGE EQUITIES, INC.
              EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF
                           EARNINGS TO FIXED CHARGES

                                               Six Months Ended
                                                   June 30,                         For the Year Ended December 31,
                                            -----------------------   --------------------------------------------------------------
                                               1995         1994        1994         1993        1992         1991          1990
                                            ----------   ----------   ---------   ----------   ---------   -----------   -----------
                                                                     (Amount in thousands,  except ratios)

Net income                                    $29,751      $18,940     $42,118      $28,036     $15,123       $11,954       $11,994
  Add: Minority interest in income              3,715        4,791       9,481        7,291       6,895         6,693         9,154
 Less: Gain on disposition of real estate           -            -           -            -        (398)            -        (1,146)
 Less: Minority interests in income
  which do not have fixed charges              (2,377)      (2,825)     (5,906)        (737)       (694)         (501)         (470)
                                              -------      -------     -------      -------     -------       -------       -------
Income from continuing operations              31,089       20,906      45,693       34,590      20,926        18,146        19,532
Interest expense                                3,715        2,844       6,893        6,079       9,834        10,621        10,920
                                              -------      -------     -------      -------     -------       -------       -------

Total Earnings Available to Cover Fixed
 Charges                                      $34,804      $23,750     $52,586      $40,669     $30,760       $28,767       $30,452
                                              -------      -------     -------      -------     -------       -------       -------
Interest expense                              $ 3,715      $ 2,844     $ 6,893      $ 6,079     $ 9,834       $10,621       $10,920
                                              -------      -------     -------      -------     -------       -------
Total Fixed Charges                           $ 3,715      $ 2,844     $ 6,893      $ 6,079     $ 9,834       $10,621       $10,920
                                              -------      -------     -------      -------     -------       -------       -------

Preferred Stock dividends:
 Series A                                     $ 2,282      $ 2,281     $ 4,563      $ 4,563     $   812       $     -       $     -
 Series B                                       2,744        2,645       5,339        4,147           -             -             -
 Series C                                       1,279            -       1,250            -           -             -             -
 Series D                                       1,426            -         950            -           -             -             -
 Series E                                       2,286            -           -            -           -             -             -
 Series F                                         919            -           -            -           -             -             -
 Convertible                                    2,372        2,372       4,744        2,179           -             -             -
                                              -------      -------     -------      -------     -------       -------       -------
 Total Preferred Stock dividends              $13,308      $ 7,298     $16,846      $10,889     $   812       $     -       $     -
                                              -------      -------     -------      -------     -------       -------       -------

Total Combined Fixed Charges and
 Preferred Stock dividends                    $17,023      $10,142     $23,739      $16,968     $10,646       $10,621       $10,920
                                              -------      -------     -------      -------     -------       -------       -------

Ratio of Earnings to Fixed Charges               9.37         8.35        7.63         6.69        3.13          2.71          2.79
                                              -------      -------     -------      -------     -------       -------       -------

Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock dividends           2.05         2.34        2.22         2.40        2.89          2.71          2.79
                                              -------      -------     -------      -------     -------       -------       -------

                                  Exhibit 12